SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) NOVEMBER 14, 2001
                                                       -------------------


                             CORECOMM LIMITED
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


Delaware                         000-31359                     23-3032245
-------------------------------------------------------------------------------
(State or Other                (Commission                 (IRS Employer
 Jurisdiction of                 File Number)               Identification No.)
   Incorporation)



110 East 59th Street, New York, New York                                10022
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)


        Registrant's Telephone Number, including area code (212) 906-8485
                                                          ---------------



          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.
-------    -------------

     On November 14, 2001, CoreComm Limited announced its operating results for the three months ended September 30, 2001.

     A copy of the press release referenced herein is attached as Exhibit 99.1.

Item 7.    Financial Statements and Exhibits.
-------    ----------------------------------
           Exhibits

99.1       Press release, issued November 14, 2001.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CORECOMM LIMITED
                                        (Registrant)

                                        By: /s/  Richard J. Lubasch
                                        ----------------------------------
                                        Name:    Richard J. Lubasch
                                        Title:   Senior Vice President-
                                                  General Counsel


Dated: November 14, 2001

                                  EXHIBIT INDEX
                                  -------------


Exhibit                                                                   Page
-------                                                                   -----

99.1     Press release, issued November 14, 2001

                                                                    Exhibit 99.1
[CORECOMM LOGO]

FOR IMMEDIATE RELEASE


                  CORECOMM LIMITED ANNOUNCES FINANCIAL RESULTS
                          FOR THE THIRD QUARTER OF 2001

             Continued improvements to financial results, with a 94%
                reduction in EBITDA losses from the first quarter

     New York, New York (November 14, 2001) - CoreComm Limited (NASDAQ: COMM) announced today its operating results for the three months ended September 30, 2001. The results reflect significant improvement over the second quarter and prior periods.

     The Company's revised business plan and its focus on its most profitable markets and products are continuing to lead to significant improvements to the financial results. In the third quarter, further reductions in both the operating expenses as well as the selling, general, and administrative expenses have lead to a 94% reduction in EBITDA losses from the first quarter. The successful operating initiatives include facility consolidation, efficiency improvements, network optimization, headcount reduction, and vendor negotiations, as the Company continuously monitors all areas of its business for additional profitability and revenue growth.

     In addition to these initiatives, the Company has also been able to grow revenues during this period. The Company continues to identify new revenue initiatives centered around its two most promising and successful product offerings: the first is integrated communications products and other high bandwidth/data/web-oriented services for the business market; the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market. The Company also plans to drive revenue growth by capitalizing on low cost opportunities in additional markets. For example, using existing facilities, the Company has recently launched business communications service to several markets in the Great Lakes region and residential service in the East.

     Thomas Gravina, Chief Operating Officer of CoreComm said, "We are pleased to announce the continuation of the positive trend in our results in the third quarter, which has led to the third consecutive quarter of substantial declining EBITDA losses, combined with revenue growth during this period. In the third quarter, our EBITDA (before corporate expenses) was ($1.3) million, compared to ($7.8) million in the second quarter and ($22.2) million in the first quarter. Although the tragic events of September 11 had a negative impact on our results for the quarter, we are pleased to show such significant improvement.

     "Concurrently with the expense reductions, we have also been focusing on the improvement of the customer experience and expansion of our product offerings and geographic footprint. The fact that we have experienced modest growth in revenues while extensively cutting costs illustrates the fundamental success of our business model. These substantial achievements in such a short period of time demonstrate the focus of our senior management and the overall quality and commitment of our entire employee base. Our operating team has been doing a tremendous job executing the modified business model, which was reformulated earlier in the year due to the current financial market environment. We will continue to focus on revenue growth and bottom line profitability, and we expect further progress in our results going forward.

     "As part of our goal of driving growth and profitability, we are currently evaluating and implementing several new revenue initiatives. We are leveraging our current resources in the East, Midwest and Great Lakes regions to expand our bundled commercial and residential product offerings across our entire operations footprint. We recently launched commercial telephony service in the Great Lakes region, as well as residential services in the East. We also continue to upsell our Internet customers to our bundled telephony and Internet products. We expect that these initiatives, coupled with our cost efficiency efforts, will enable us to drive revenue growth and continue to increase profitability.

     "We have also continued our successful efforts to negotiate better terms with our existing vendors. We have held successful discussions with many vendors regarding associated payables, and have eliminated tens of millions of dollars of liabilities. We will continue to do business with many of those with whom we have reached agreement, and may be discontinuing relationships with certain vendors that have not been able to improve the terms and conditions of their services to the Company.

     "We also recently announced the commencement of a program to recapitalize our outstanding debt. As a first step, we have already signed agreements with more than 88% of the holders of our 6% Convertible Subordinated Notes and are in continued negotiations with our other constituents in the capital structure. We believe that the deleveraging of our capital structure will enable us to execute our plans more effectively and will put us in a better position to participate in strategic developments in our sector."

                              OPERATING HIGHLIGHTS

     SUBSCRIBER DATA

     The Company had the following subscribers as of September 30, 2001:

                                                    September 30, 2001
     Residential Local Access Lines                        54,400
     Business Local Access Lines                          241,500
     Toll-related Access Line Equivalents                 495,300
     Internet Subscribers                                 351,600
     Other Data Customers (1)                              18,200


(1)  Other  data  customers  included  Point-to-Point  data,  Frame  Relay,  Web
     Development,  Web  Hosting,  E-Commerce,   Collocation  and  other  related
     customers.


     REVENUE BREAKDOWN

     The Company's revenues in the third quarter were attributable to the following service categories:

                                                    September 30, 2001
     Local Exchange Services                                32%
     Toll-related Telephony Services                        26%
     Internet, Data and Web-related Services                32%
     Other Revenue                                          10%
          Total                                            100%


     COST SAVINGS INITIATIVES

     The Company has engaged in a significant cost reduction effort over the last several months, while it has also increased revenue. These efficiencies are reflected in the decrease in the Company's total expenses as shown in the table below:

                                                                              Three months ended,
                                                        -----------------------------------------------------------
                                          % reduction     September 30,    June 30,    March 31,     December 31,
($ in thousands)                          Q4`00-Q3'01         2001           2001         2001           2000
                                          -----------         ----           ----         ----           ----
Operating Expenses                            16%           $54,760        $57,662       $63,520        $64,877
Selling, general and administrative           46%            20,879         23,369        31,599         38,966
Corporate Expenses                            72%             1,194          1,626         3,894          4,325
                                              ---             -----          -----         -----          -----
     Total Expenses                           29%           $76,833        $82,657       $99,013       $108,168

     The expense reductions shown above are the result of a variety of cost reduction measures, certain of which are also expected to generate additional savings during the remainder of the year and going forward. The cost savings initiatives include: network operations and asset consolidation; higher gross margin for delivery of telephony services via UNE, UNE-P, and EEL; elimination of products that do not meet profitability targets; and consolidation of business service operations, residential service operations, and Internet operations. These initiatives and other general cost reduction efforts have resulted in headcount reductions as well as elimination of expenses related to overhead and general and administrative expenses.

     The Company has also continued its discussions with vendors regarding the terms and conditions of its various vendor arrangements. These discussions have been focused on the reduction or elimination of current payable balances as well as more favorable present and future contract terms and conditions. The Company has been successful in these discussions to date, eliminating tens of millions of dollars of liabilities, particularly with the many vendors that wish to maintain an ongoing successful relationship with the Company.

     In   conjunction   with  these   initiatives,   the  Company  has  recorded
reorganization charges, which are discussed further below.

     OTHER OPERATING INITIATIVES

     The Company has recently announced various other successful operating initiatives:

o The Company has been selected by the Pennsylvania Chamber of Business and Industry as its endorsed provider of telecommunications services. The statewide, 10,000-plus member organization considered more than 200 telecommunications providers and entertained 21 Requests for Proposals before making their decision.

o The Company has renewed its strategic marketing alliance with the Eastern Technology Council as the "Preferred Provider". The partnership, which has more than 1,000 members and began in 1997, has resulted in a significant number of member companies consolidating their telecommunications using the Company's services.

o The Company continued to add customers through its relationship with the State of Ohio's Electronic Classroom of Tomorrow (ECOT), a statewide, Internet-based distance learning school. CoreComm was selected earlier this year along with Compaq, Microsoft, Level 3 and Xerox Connect to fulfill the program's mission of providing a fully online educational experience. CoreComm provides the Internet connections to take students to the online learning center.

o The Company has been selected by the City of Philadelphia as their telecommunications provider for a third term. The Company has twice before won the bid to provide services for the entire city, which involves tens of thousands of phone lines in several city government offices.

o The Company has recently re-established relationships with approximately 200 former customers representing nearly 400 locations throughout its footprint and millions in annualized revenues through the continued execution of its "WinBack" Program.

o The Company has extended its longstanding relationship with the Philadelphia Eagles, a customer since 1991. In addition to renewing its suite lease agreement, the Company will continue as an integrated communications provider for the team's facilities and stadium.

o In conjunction with the Company's ongoing relationship with Great Lakes business customer Harley-Davidson (NYSE: HDI), the Company recently expanded its relationship by delivering additional bandwidth capacity to accommodate their needs during a Labor Day H.O.G. (Harley Owners Group) rally with approximately 150,000 people in attendance.

o The Children's Hospital of Philadelphia has also renewed its service agreement with the Company. The agreement with the nation's premier children's hospital extends the Company's twelve-year relationship.

                               OTHER DEVELOPMENTS

    RECAPITALIZATION PLAN

     On October 31, 2001, the Company announced the commencement of a plan to recapitalize a significant portion of its debt. As part of this plan, the Company has signed binding agreements for transactions that would allow the Company to retire approximately $146 million, or 88%, of its $164.75 million outstanding 6% Convertible Subordinated Notes (the "Notes"). Under the terms of the binding agreements, if CoreComm determines to close the transactions, the Notes will be retired and CoreComm will pay each holder that has signed the agreement a cash payment equal to the October 1, 2001 interest payment due to such holder, plus equity which will equal, in the aggregate, 5% of the outstanding equity of the recapitalized Company on the basis of 100% of the current outstanding principal amount of the Notes being exchanged. The agreements terminate on December 15, 2001 if CoreComm has not determined to close the transactions by that time. If the agreements terminate, each holder that has signed the agreement will receive 50% of the October 1, 2001 interest payment due to such holder. The agreements include a waiver of interest currently due under the Notes, as well as an agreement not to take any action with respect to the Notes at least through December 15, 2001. CoreComm is currently in discussions with other constituents in its capital structure as well.

     Depending upon the success of the recapitalization plan and the Company's performance, additional financing may be unnecessary in 2002 and for the foreseeable future. There can be no assurance that the recapitalization plan will be completed, that the Company will be able to generate sufficient cash from operations to meet all of its obligations, or that the Company will not be required to obtain additional funding in the future.

     NASDAQ LISTING

     In October, CoreComm also announced that it received confirmation from the Nasdaq Staff indicating that the Company was no longer being considered for delisting based on previously cited deficiencies under various listing criteria. As a result of Nasdaq's current moratorium on enforcing bid price and market value related continued listing requirements, the Company is able to remain listed under one of the alternative listing maintenance criteria. The Company was informed by Nasdaq that the moratorium will remain in place until at least January 2, 2002, at which time the listing criteria will be reapplied as though the Company had not previously been out of compliance. If the Company is still out of compliance at that time, it will have the normal prescribed periods for gaining compliance prior to receiving any new notices of delisting.

                                FINANCIAL RESULTS

                                                         Three Months Ended
                                                            September 30,
                                                       2001                 2000 (1)
                                              --------------------- --------------------
                                                           (in thousands, except
                                                               per share data)

Revenues                                              $  74,307            $  18,263

Costs and expenses:
Operating                                                54,760               25,746
Selling, general and administrative                      20,879               23,123
                                              --------------------- --------------------
     EBITDA                                              (1,332)             (30,606)

Corporate                                                 1,194                3,363
Non-cash compensation                                     3,234                3,234
Reorganization charges                                    3,910                 (243)
Depreciation and amortization                            31,790               10,866
                                              --------------------- --------------------
   Operating (loss)                                     (41,460)             (47,826)

Other income (expense):
Net interest and other                                  (12,783)              (2,274)
Income tax benefit (provision)                               82                  (49)
                                              --------------------- --------------------
(Loss) before extraordinary item                        (54,161)             (50,149)
Gain from early extinguishment of
    Debt                                                  2,216                    -
                                              --------------------- --------------------
   Net (loss)                                          $(51,945)            $(50,149)
                                              ===================== ====================

  Basic and diluted net(loss) per
   common share: (2)
(Loss) before extraordinary item                        $(0.59)               $(1.24)
Extraordinary item                                        0.02                     -
                                              --------------------- --------------------
Net (loss) per common share                             $(0.57)               $(1.24)
                                              --------------------- --------------------

Weighted average shares                                 97,042                40,502

(1) As a result of the completion of the acquisitions of Voyager and ATX in September 2000, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 2000 results.

(2) After giving effect to the dividends and accretion on preferred stock of $5,641,000 and $104,000 in the three months ended September 30, 2001 and 2000, respectively.

                         DISCUSSION OF OPERATING RESULTS

     In July 2001, we finalized the streamlining of our operating structure to focus on our two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market and the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

     We have engaged in significant efforts to reduce expenses in all areas of our business, while maintaining our revenue initiatives. These plans were implemented through a variety of means, including facility consolidation, efficiency improvements, network optimization, headcount reduction and vendor negotiations.

     We have also engaged in significant efforts to capitalize on more profitable UNE, UNE-P and Enhanced Extended Loop provisioning and pricing to reduce existing network costs and capital expenditures, and enhance gross margins going forward. A large portion of our business and residential local access lines have been converted to these more profitable services, resulting in improved operating results on a going forward basis.

     In addition, we have made significant progress in improving the operating efficiency of our networks, while also reducing network costs. The associated cost savings and product enhancements have come from increased overall efficiency, improved pricing terms, as well as the elimination of duplicative or unneeded network facilities.

     As a result of the significant enhancements to our business plan, we had a 1.5% and 1.9% increase in revenues this quarter as compared to second quarter and first quarter of 2001, respectively, and operating, selling, general and administrative and corporate expenses were reduced this quarter by 7.0%, 22.4% and 29.0% compared to second quarter of 2001, first quarter of 2001, and fourth quarter of 2000, respectively. We expect these trends to continue in the fourth quarter of 2001.

     As a result of the completion of the acquisitions of Voyager and ATX in September 2000, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 2000 results.

     The increase in revenues to $74,307,000 from $18,263,000 is due to acquisitions in 2000, which accounted for $57,152,000 of the increase. This increase is offset by a decline in revenue attributed to the customer base associated with the USN assets to $4,894,000 from $9,232,000. The revenues from the USN customer base peaked in the third quarter of 1999 after our acquisition in May 1999 and, as expected, declined thereafter. USN Communications, Inc. was a CLEC that operated on a resale basis. The underlying operations, customer relationships and future revenue streams of the resale CLEC business have declined significantly since our acquisition. This trend will affect future operations because, in accordance with our revised business plan, we are substantially reducing our resale business.

     Operating costs include direct cost of sales, network costs and salaries and related expenses of network personnel. Operating costs increased to $54,760,000 from $25,746,000 due to acquisitions in 2000, which amounted to $36,829,000 of the increase. This increase is offset by a decrease in costs as a result of the implementation of our modified business plan.

     Selling, general and administrative expenses decreased to $20,879,000 from $23,123,000 due to the significant cost savings from the implementation of our modified business plan. This decrease was offset by an increase in costs due to acquisitions in 2000, which amounted to $16,444,000.

     Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses decreased to $1,194,000 from $3,363,000 primarily as a result of the implementation of our modified business plan.

     Reorganization charges of $3,910,000 in the third quarter of 2001 relate to the Company's actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. In 2000, $243,000 of the reorganization charges recorded in March 2000 were reversed. We continue to review our operations and may incur additional charges in the future related to our operations.

     Depreciation  and  amortization   expense  increased  to  $31,790,000  from
$10,866,000 primarily due to the amortization of goodwill from the acquisitions in 2000.

     Net interest and other decreased to expense of $12,783,000 from expense of $2,274,000 primarily due to increased borrowings to fund our acquisitions and operations.

     The income tax benefit of $82,000 in 2001 is from state and local income tax refunds and the provision of $49,000 in 2000 is for state and local income tax.

     In September 2001, the Company and the holder of the $3,016,000 principal amount 12.75% note payable for equipment agreed to a modification of the note such that the principal amount was reduced to $800,000, which was paid on October 1, 2001. The Company recorded an extraordinary gain on the early extinguishment of debt of $2,216,000 for the difference between the $3,016,000 obligation and the $800,000 liability.

                                       ***

     CoreComm provides integrated telephone, Internet and data services to business and residential customers in several markets in the United States


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     In addition to the historical information presented, this release also includes certain forward-looking statements concerning trends in operating results. Such statements represent the Company's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. Examples of relevant assumptions and factors include, but are not limited to, general economic and business conditions, industry trends, technological developments, the Company's ability to continue to design and deploy efficient network routes, obtain and maintain any required regulatory licenses or approvals and finance network development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment, the success of the Company's recapitalization plan, interest rate fluctuations, and availability, terms and deployment of capital. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.


For further information please contact:
  Michael A. Peterson, Vice President - Corporate  Development or
  Richard J. Lubasch, Senior Vice President - General Counsel at (212) 906-8485.